AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the ___ day of __________, 2009, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the "Fund Accounting Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Jordan Opportunity Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit S to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED	U.S. BANCORP FUND SERVICES, LLC
PORTFOLIOS

By: ______________________________	By: ________________________________

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit S
 to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement

Name of Series	Date Added
Jordan Opportunity Fund	on or after __________, 2009

Multiple Series Trust FUND ACCOUNTING SERVICES FEE SCHEDULE at ________, 2009
Annual Fund Accounting Fee Per Fund*
Base fee on the first $100 million plus
1.50 basis point on the balance
Annual Base Fee on First $50Million Per Fund*
$36,000 per domestic equity fund, $30,000 for each additional fund
$40,000 per domestic balanced fund, $34,000 for each additional fund
$42,000 per domestic fixed income or money market fund, $36,000 for each additional fund
$46,000 per international or global equity funds, $40,000 for each additional fund

Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
• Pricing Services
• $.15  Domestic and Canadian Equities
• $.15  Options
• $.50  Corp/Gov/Agency Bonds
• $.80  CMO's
• $.50  International Equities and Bonds
• $.80  Municipal Bonds
• $.80  Money Market Instruments
• $125 /Fund/Month - Mutual Fund Pricing
• $2.00/Foreign Equity Security/Month for Corporate Action Service
• $125 /Month Manual Security Pricing (>10/day)
• Factor Services (BondBuyer)
• $1.50 /CMO/Month
• $.25  /Mortgage Backed/Month
• $300 /Month Minimum Per Fund Group
• Fair Value Services (FT Interactive)
• $.60 on the first 100 securities per day
• $.44 on the balance of securities per day
Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple class funds, master feeder products, international income funds, funds with multiple advisors/sub-advisors.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule above.
Windowpane Advisors, L.L.C.

By:_______________________________

Name:____________________________

Title:_____________________________    Date:_____________________________